Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-126161) pertaining to the 2005 Long-Term Stock Incentive Plan of TreeHouse Foods, Inc. of our report dated March 2, 2007 (except as to note 22, which is dated December 21, 2007), with respect to the consolidated balance sheets of E.D. Smith Income Fund as at December 31, 2006 and 2005 and the consolidated statements of earnings and deficit and cash flows for the year ended December 31, 2006 and for the period June 3, 2005 to December 31, 2005 included in the Current Report on Form 8-K/A of TreeHouse Foods, Inc. dated December 21, 2007.

Toronto, Canada	/s/ Ernst & Young, LLP
December 21, 2007	Chartered Accountants
Licensed Public Accountants